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                                                                  EXHIBIT 10.13

                              MASTER AGREEMENT FOR
                             PROFESSIONAL SERVICES

THIS MASTER AGREEMENT FOR PROFESSIONAL SERVICES ("Agreement") is made and entered into as of the 1st day of March, 1995, by and between MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a corporation of the State of Delaware with offices at Merrill Lynch World Headquarters, North Tower, World Financial Center, 250 Vesey Street, New York, N.Y. 10281 (hereinafter referred to as "CUSTOMER"), and NEON SOFTWARE, INC., a corporation of the State of Illinois with offices at 7400 East Orchard Road, Suite 230, Englewood, Co. 80111 (hereinafter referred to as "CONSULTANT").

                              W I T N E S S E T H

         That, for and in consideration of the mutual promises and covenants hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE 1
                       GENERAL DESCRIPTION OF OBJECTIVES
                             AND SCOPE OF SERVICES

1.1 CONSULTANT agrees to provide to CUSTOMER technical assistance and assistance in design, programming, training, consulting, project management, use of expertise and related services as are described on such CONSULTANT Schedules as are executed from time to time by both parties to this Agreement (the "Schedules"). Such services shall be provided in accordance with the provisions of this Agreement and within guidelines established by CUSTOMER. There shall be two types of Schedules, one a time and materials Schedule substantially in the form annexed hereto as Exhibit 1 and made a part hereof ("T&M Schedule"), the other a fixed price Schedule substantially in the form annexed hereto as Exhibit 2 and made a part hereof ("Fixed Price Schedule"). Each Schedule shall be consecutively numbered to facilitate identification.

         1.1.1 Each such Schedule, when executed by an authorized representative of both parties, shall constitute a separate agreement and except for any provisions herein which are specifically excluded or modified in such Schedule, each such Schedule shall incorporate therein all of the terms and conditions of this Agreement. Each T&M Schedule will contain the names of the CONSULTANT employees performing services covered by that Schedule, their job classification, the daily rate of payment applicable to each listed CONSULTANT employee (the "Daily Rate"), the work location of each CONSULTANT employee, the name of CUSTOMER's Project Manager and such additional information, terms and conditions as the parties may agree upon. Each Fixed Price Schedule will contain
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                 the fixed price of the work effort, the names of CONSULTANT's and CUSTOMER's Project Managers and such additional information, terms and conditions as the parties may agree upon. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall govern.

1.2 The scope of CONSULTANT's work effort must be coordinated with appropriate personnel designated by CUSTOMER and shall at all times be subject to the parameters established by CUSTOMER from time to time.

1.3 CONSULTANT agrees that CUSTOMER'S parent company or any subsidiary and/or affiliated company of CUSTOMER may execute Schedules in accordance with the provisions of this Agreement. In such event, the applicable subsidiary or company of CUSTOMER executing any Schedule shall be considered to be the "CUSTOMER" as that term is used in this Agreement.

1.4 Unless otherwise mutually agreed to by the parties in writing, CONSULTANT and CUSTOMER agree not to hire or to solicit the employment of any personnel of the other party directly or indirectly associated with CONSULTANT'S work effort under any Schedule during the term of such Schedule and for a period of six (6) consecutive months thereafter.

1.5 This Agreement shall commence on the date first above written and shall continue in full force and effect thereafter unless and until terminated in accordance with the provisions of this Agreement.

1.6 This Agreement shall apply to all work done by CONSULTANT and to all products supplied by CONSULTANT to CUSTOMER from the date hereof, whether or not a Schedule has been executed for such work or products.

                                   ARTICLE 2
                               STATEMENT OF WORK

2.1 A statement of scope of work (the "Statement") shall be attached to each Schedule as an Attachment A and shall be incorporated therein and made a part thereof. Any Statement attached to a T&M Schedule will contain a description of, and the schedule for, the tasks to be performed by CONSULTANT, the documentation, if any, to be produced by CONSULTANT, the maximum dollar amount (the "Maximum Dollar Amount") billable under such T&M Schedule, and such additional information as the parties may wish to include. Any Statement attached to a Fixed Price Schedule will contain a full and complete description of the tasks to be performed by CONSULTANT, a description of the deliverables to be produced by CONSULTANT, a listing of the documentation to be provided by CONSULTANT, the schedule for completion of each of the foregoing (including, but not limited to, milestone dates and PERT charts), a schedule of payments and





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         such additional information as the parties may wish to include.

         2.1.1 Each Schedule referred to herein shall be deemed to include any such Statement.

                                   ARTICLE 3
                           ORGANIZATION OF EMPLOYEES
                             SUPPLIED BY CONTRACTOR

3.1 CONSULTANT will appoint for each T&M Schedule, at no charge to CUSTOMER, a qualified member of its staff who will operate as the main interface between CUSTOMER and CONSULTANT, who will ensure that CONSULTANT personnel coordinate and interface with CUSTOMER personnel in a manner satisfactory to CUSTOMER, and who will assist CUSTOMER in resolving any problems.

3.2 In order to establish a close working relationship with CUSTOMER on fixed price work efforts and to ensure that CONSULTANT personnel coordinate and interface with such CUSTOMER personnel as may be designated by CUSTOMER, CONSULTANT agrees to appoint a qualified member of its staff, at no charge to CUSTOMER, to function as CONSULTANT's Project Manager for each Fixed Price Schedule. The CONSULTANT Project Manager will be charged with the responsibility of coordinating CONSULTANT's fixed price work effort with appropriate CUSTOMER personnel and of ensuring that CONSULTANT's resources are available to perform the tasks set forth on the applicable Fixed Price Schedule. The CONSULTANT Project Manager will also prepare the monthly status reports required under the terms of Article 5 hereof.

3.3 In the event that any CONSULTANT employee performing services under any Schedule is found to be unacceptable to CUSTOMER for any cause, including, but not limited to, demonstration that he or she is not qualified to perform, CUSTOMER shall have the right to notify CONSULTANT of such fact (without waiving any other rights or remedies it may have hereunder) and CONSULTANT shall immediately remove said employee from performing services under that Schedule and, if requested by CUSTOMER, provide a qualified replacement.

         3.3.1 In the event that any anticipated or actual delays in meeting CUSTOMER's deadlines or scheduled completion dates for work being performed under any Schedule are caused by the unacceptable performance of any CONSULTANT employee, CONSULTANT shall provide additional temporary personnel, as requested by CUSTOMER and at no charge to CUSTOMER, in order to complete the assignment involved in a timely manner.

3.4 CONSULTANT agrees to ensure the continuity of CONSULTANT employees assigned to perform services under any Schedule. Any reassignment by CONSULTANT of those of its employees assigned to perform services under any Schedule must be with CUSTOMER's prior written consent and with one (1) month's prior written notice to CUSTOMER. In the event CONSULTANT





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         reassigns any of its employees assigned to perform services under any
         Schedule, CONSULTANT will promptly provide a replacement acceptable to CUSTOMER. In no event may CONSULTANT remove or replace personnel provided hereunder for the purpose of reassignment to another customer or elsewhere within CUSTOMER, unless otherwise agreed to in writing by CUSTOMER.

3.5 There will be no charge to CUSTOMER for any replacement provided in accordance with Sections 3.3 and/or 3.4 hereof for a reasonable period of time (to be agreed upon between CUSTOMER and CONSULTANT) while the replacement employee acquires the necessary orientation and education to make a productive contribution substantially equal to that of the employee replaced.

3.6 CONSULTANT, in performance of this Agreement, is acting as an independent contractor. Personnel supplied by CONSULTANT hereunder are not CUSTOMER's personnel or agents, and CONSULTANT assumes full responsibility for their acts. CONSULTANT shall be solely responsible for the payment of compensation of CONSULTANT employees assigned to perform services hereunder, and such employees shall be informed that they are not entitled to the provision of any CUSTOMER employee benefits. CUSTOMER shall not be responsible for payment of workers' compensation, disability benefits, unemployment insurance and for withholding income taxes and social security for any CONSULTANT employee, but such responsibility shall be that of CONSULTANT.

         3.6.1 In the event that the Internal Revenue Service, any state or local government agency or any other applicable entity determines that the personnel provided by CONSULTANT under any Schedule are employees of CUSTOMER for the purpose of withholding tax liability, CONSULTANT agrees to indemnify CUSTOMER against and release CUSTOMER from all liabilities, costs, and expenses (including, but not limited to, attorneys' fees) associated with the defense of such claim.

                                   ARTICLE 4
                           ORGANIZATION OF PERSONNEL
                              SUPPLIED BY CUSTOMER

4.1 CUSTOMER shall designate an appropriate CUSTOMER representative as CUSTOMER's Project Manager for each Schedule. The CUSTOMER's Project Manager will be charged with the responsibility of acting as CONSULTANT's principal point of interface with CUSTOMER for the services covered by the Schedule involved, and, in the case of any T&M Schedule, will direct, define, and schedule the tasks to be performed by CONSULTANT employees contemplated by the applicable Statement.





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                                   ARTICLE 5
                        STATUS REPORTS; STATUS MEETINGS

5.1 Unless otherwise agreed to by CUSTOMER, in writing, CONSULTANT shall submit to CUSTOMER's designated Project Manager every month during the term of each Statement (commencing thirty (30) days from the commencement date of such Statement) written status reports fully describing CONSULTANT's activities and accomplishments during the preceding month, in order to timely report CONSULTANT's continuous involvement in the tasks contemplated by the applicable Statement and in order to direct timely corrective action as necessary. The status reports will include, but will not necessarily be limited to, the following:

         5.1.1 Current status of CONSULTANT activities together with an explanatory narrative when appropriate.

         5.1.2 Indication of the progress of the work being performed by CONSULTANT, as that progress relates to the Statement involved.

         5.1.3 Resources used since the date of the last report, as well as a cumulative total to date.

         5.1.4 Identification of actual and anticipated problem areas, the impact on CONSULTANT's work effort of said problem areas, and present action being taken (or suggested alternative action steps to be taken) in order to reduce the impact of such problems.

5.2 If CUSTOMER so requests, CONSULTANT shall hold status meetings with CUSTOMER management in order to review the status of CONSULTANT activities.

                                   ARTICLE 6
                       FEES AND EXPENSES; RECORDS; TAXES

6.1 CONSULTANT agrees to invoice CUSTOMER, monthly in arrears as of the 15th day of each month (or as otherwise mutually agreed to by the parties in writing), for the technical assistance and assistance in design, programming, consulting, training project management, use of expertise and related services provided to CUSTOMER by CONSULTANT personnel under any T&M Schedule in accordance with the Daily Rate set forth opposite each CONSULTANT employee listed on that Schedule. Such Daily Rate shall be in no event more than CONSULTANT's standard published rate for an employee in that job classification. CONSULTANT agrees to invoice CUSTOMER for any fixed price work effort in accordance with the schedule of payments set forth on the Statement attached to the applicable Fixed Price Schedule.

         6.1.1 For work performed pursuant to any T&M Schedule, the normal work week shall be five (5) days, seven (7) hours per day, excluding one (1) hour for meals. Such days and hours shall be as requested by CUSTOMER from time to time. In the event that less than a





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                 seven (7) hour day is worked by a CONSULTANT employee on any given day, the amount payable by CUSTOMER for that day will be determined by applying a fraction whose numerator is the actual number of hours worked by such CONSULTANT employee and whose denominator is seven (7) to the appropriate Daily Rate for that employee. Any hours worked by a CONSULTANT employee under any T&M Schedule in excess of seven (7) in any one day, or any days worked by a CONSULTANT employee under any T&M
                 Schedule in excess of five (5) days in any one week, shall be at no additional expense to CUSTOMER unless prior written approval is obtained from the applicable Project Manager, in which case the amount payable for each such hour shall be 1/7 of the applicable Daily Rate.

         6.1.2 For work performed pursuant to any T&M Schedule, CONSULTANT will submit authorized time sheets to CUSTOMER each week showing the number of hours worked by CONSULTANT employees.

6.2 In addition to the charges invoiced in accordance with Section 6.1 hereof, CONSULTANT shall invoice CUSTOMER, monthly in arrears as of the 15th day of each month (or as otherwise mutually agreed to by the parties in writing), for expenses incurred as a result of performing services in accordance with any Schedule. Such expenses shall be limited to the following:

         6.2.1 Reasonable out-of-pocket expenses necessarily and actually incurred by CONSULTANT in the performance of its services hereunder, provided that: (i) CUSTOMER has given its prior written consent for any such expenses; (ii) the expenses have been detailed on a form acceptable to CUSTOMER and submitted to the appropriate CUSTOMER Project Manager for review and approval; and (iii) if requested by CUSTOMER, CONSULTANT submits supporting documentation in addition to the approved expense form. It is understood that CUSTOMER shall not reimburse CONSULTANT for commutation expenses under any circumstances or for travel and living expenses incurred by any CONSULTANT employee in performing services at a CUSTOMER facility located in the same metropolitan area as that of employee's home base. It is also understood that any air transportation reimbursable hereunder shall be coach-economy and that entertainment by or on behalf of CONSULTANT shall be at no cost to CUSTOMER.

6.3 CONSULTANT will submit the charges and/or expenses to be invoiced for services performed under any Schedule to the CUSTOMER's Project Manager for that Schedule for review and approval prior to actual invoicing. The charges and/or expenses invoiced in accordance with this Article 6, except for any amounts disputed by CUSTOMER, shall be payable by CUSTOMER within thirty (30) days of CUSTOMER's receipt of each invoice. Any disputed charges and/or expenses shall not affect payment of non-disputed charges and/or expenses,





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         in accordance with the terms of this Agreement. Consultant agrees to send duplicate copies of each invoice to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch World Headquarters, World Financial Center, South Tower, New York, NY 10080-6105, Attn: Vice President - Software & Professional Services, Technology Acquisitions.

6.4 Notwithstanding anything to the contrary contained herein, CUSTOMER shall not be liable for any charges and/or expenses under any T&M
         Schedule in excess of the Maximum Dollar Amount specified on such T&M Schedule. In the event that CONSULTANT's charges and/or expenses billable under any T&M Schedule approach the Maximum Dollar Amount, CONSULTANT shall immediately notify CUSTOMER of such fact, in writing, and if CUSTOMER agrees, at its discretion, in writing, a new Maximum Dollar Amount shall be applicable to such T&M Schedule.

6.5 CONSULTANT shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate CONSULTANT's charges and expenses hereunder. Such records shall include, but not be limited to, payroll records, attendance cards and job summaries, and CONSULTANT shall retain such records for a period of one (1) year from the date of final payment under any Schedule.

         6.5.1   CUSTOMER shall have access to the records described in Section
                 6.5 for purposes of audit during normal business hours during the period in which CONSULTANT is required by the terms of
                 Section 6.5. hereof to maintain such records.

6.6 The charges set forth herein do not include and CUSTOMER will pay, as hereinafter stated, all sales or use taxes lawfully levied against or upon the services provided hereunder, or arising out of this Agreement.

                                   ARTICLE 7
                         VERIFICATION OF ACCEPTABILITY

7.1 Each and every deliverable contemplated by any Schedule shall be subject to a Verification of acceptability by CUSTOMER for the purpose of demonstrating that the deliverable satisfies the criteria for verification of acceptability mutually agreed to by CUSTOMER and CONSULTANT for said deliverable, a copy of which shall be attached to the applicable Schedule and made a part thereof.

7.2 The criteria for verification of acceptability for each deliverable contemplated by any Schedule shall be jointly developed and mutually agreed to in writing by CUSTOMER and, CONSULTANT at least thirty (30) days in advance of the date identified in the Schedule for production of the deliverable involved.

         7.2.1 In the event the parties are unable to jointly develop and mutually agree to the criteria for verification of acceptability of software





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                 deliverables, then at a minimum, verification of acceptability of such software deliverable shall be based on the conformance of the software deliverables to the functional specifications for same.

         7.2.2 In the event the parties are unable to jointly develop and mutually agree to the criteria for verification of acceptability of requirements definition deliverables, design deliverables or other non-software deliverables, then, at a minimum verification of acceptability of such deliverables shall be based, in the case of design deliverables, on the conformance of the design deliverable to the applicable statement of business requirements and, in the case of requirements definition deliverables and other non-software deliverables, on CUSTOMER's satisfaction or non-satisfaction with the deliverable.

7.3 The verification of acceptability for any deliverable pursuant to any Schedule shall commence on the date CONSULTANT notifies CUSTOMER's Project Manager, in writing, that the deliverable involved has been satisfactorily completed, in CONSULTANT's opinion, and is ready for verification of acceptability by CUSTOMER. Such commencement date shall be a date no later than ten (10) calendar days after the date on which the deliverable is to be produced, as specified on the applicable Statement (or such other date as may be mutually agreed to by both parties in writing). Verification of acceptability shall continue for the period of time specified in the criteria for verification of acceptability or, if no such time period has been agreed upon by the parties, for a period of thirty (30) consecutive days.

7.4 In the event that any deliverable contemplated by any Schedule does not conform to the criteria for verification of acceptability for same within the verification of acceptability period described in Section
         7.3 hereof, CUSTOMER shall notify CONSULTANT in writing of such fact. CUSTOMER shall cooperate with CONSULTANT in identifying in what respects the deliverable has failed to conform to the criteria. CONSULTANT shall, at no cost to CUSTOMER, promptly correct any deficiencies which prevent such deliverable from conforming to the criteria. Upon completion of the corrective action by CONSULTANT, and at no additional cost to CUSTOMER, the verification of acceptability will be repeated until the deliverable has successfully conformed to the criteria for verification of acceptability.

7.5 If the deliverable contemplated by any Schedule does not conform to the criteria for verification of acceptability within thirty (30) days after the initial verification of acceptability period described in 7.3, CUSTOMER may (i) immediately terminate the applicable schedule without waiving any other rights or remedies it may have hereunder and CONSULTANT shall immediately reimburse CUSTOMER any amounts paid; or
         (ii) require CONSULTANT to continue to





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         attempt to correct the differences, reserving the right to terminate as aforesaid at anytime.

7.6 When any deliverable has successfully conformed to or satisfied the criteria for verification of acceptability for same, CUSTOMER shall promptly notify CONSULTANT of such fact in writing.

                                   ARTICLE 8
                       PATENT AND COPYRIGHT INFRINGEMENT

8.1 CONSULTANT agrees to defend and/or handle at its own cost and expense any claim or action against CUSTOMER, its parent company, and its or their subsidiaries and/or affiliated companies, for actual or alleged infringement of any patent, copyright or other property right (including, but not limited to, misappropriation of trade secrets) based on any software, program, service and/or other materials furnished to CUSTOMER by CONSULTANT pursuant to the terms of this Agreement or the use thereof by CUSTOMER.

         8.1.1 CONSULTANT shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed to in writing by the parties hereto.

8.2 CONSULTANT further agrees to indemnify and hold CUSTOMER, its parent company, and its or their subsidiaries and/or affiliated companies, harmless from and against any and all liabilities, losses, damages, costs and expenses (including, but not limited to, attorneys' fees) associated with any such claim or action.

8.3 CONSULTANT agrees to give to CUSTOMER, in reasonable detail, prompt written notice of any threat, warning, or notice of any such claim or action against CONSULTANT which could have an adverse impact on CUSTOMER's use of said software, program, service and/or materials.

8.4 In addition to CUSTOMER'S other rights and CONSULTANT'S obligations pursuant to Sections 8.1, 8.2 and 8.3 hereof CONSULTANT agrees, should CUSTOMER'S use of any service, software, program, and/or other material furnished to CUSTOMER by CONSULTANT be enjoined by any court, to promptly obtain, at no expense to CUSTOMER, the right to continue to use the items so enjoined or, at no expense to CUSTOMER, provide CUSTOMER promptly with substitute items (which supply of such items will not violate any third party's rights), that are qualitatively and functionally at least the equal of the enjoined products and satisfy CUSTOMER's needs to the same extent as the enjoined product.

                                   ARTICLE 9
                            CONFIDENTIAL INFORMATION

9.1 Confidential information shall mean any information obtained by CONSULTANT from, or disclosed to CONSULTANT by, CUSTOMER, its parent company, its or their subsidiaries and/or





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         affiliated companies, and/or any of their clients, which relates to the past, present or future business activities of said entities, and/or their clients, including, but not limited to, any information relating to pricing, methods, processes, financial data, lists, technical data, apparatus, statistics, programs, specifications, documentation, research, development or related information, and the results from the provision of the services performed by CONSULTANT under this Agreement. CONSULTANT shall hold such confidential information in trust and confidence for CUSTOMER and shall not reproduce, disclose to any person, firm or enterprise, or use for its own benefit, any such confidential information. Upon the completion and/or termination of any Schedule, or sooner if so requested by CUSTOMER, CONSULTANT shall deliver to CUSTOMER all items, including, but not limited to, drawings, blueprints, descriptions, test data or other papers or documents, which may contain any such confidential information.

9.2 Unless otherwise specified in any Schedule, title to all materials, products and/or deliverables, including, but not limited to, reports, designs, programs, specifications, documentation, manuals, visual aids, and any other materials developed and/or prepared for CUSTOMER by CONSULTANT under any Schedule (whether or not such Schedule is completed), and all interest therein shall vest in CUSTOMER and shall be deemed to be a work made for hire and made in the course of the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in CUSTOMER or such works may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to CUSTOMER. All such materials shall belong exclusively to CUSTOMER, with CUSTOMER having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. CONSULTANT agrees to give CUSTOMER and any person designated by CUSTOMER, reasonable assistance, at CUSTOMER's expense, required to perfect the rights defined in this Section 9.2. Unless otherwise requested by CUSTOMER, upon the completion of the services to be performed under each Schedule or upon the earlier termination of such Schedule, CONSULTANT shall immediately turn over to CUSTOMER all materials and deliverables developed pursuant to such Schedule, including, but not limited to, working papers, narrative descriptions, reports and data.

                                   ARTICLE 10
                                   WARRANTIES

10.1 CONSULTANT warrants and represents that each of its employees assigned to perform services under any Schedule shall have the proper skill, training and background so as to be able to perform in a competent and professional manner and that all work will be performed in accordance with the Schedules.





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10.2     Unless otherwise specified in any Schedule, all materials, deliverables and products developed under each Schedule by CONSULTANT, whether or not such Schedule is completed, are the property of CUSTOMER, CONSULTANT warrants that CUSTOMER shall receive free, good and clear title to all materials, deliveries and products developed under this Agreement.

10.3 CONSULTANT warrants and represents that each and every software deliverable contemplated by a Fixed Price Schedule shall conform to the specifications for same as mutually agreed to in writing by CUSTOMER and CONSULTANT.

10.4 CONSULTANT warrants and represents that for that period of time specified in the applicable Schedule from the date CUSTOMER notifies CONSULTANT of the fact that a deliverable has successfully conformed to the criteria for verification of acceptability for same, in accordance with Section 7.5 hereof CONSULTANT will, at no charge to CUSTOMER, furnish such materials and services as shall be necessary to correct any defects in the operation of the version of the software deliverable or other products in CUSTOMER's possession and to maintain them in good working order in accordance with the specifications for same. Unless otherwise stated in the Schedule, the warranty period shall be one hundred twenty (120) consecutive calendar days.

                                   Article 11
                           INDEMNIFICATION; INSURANCE

11.1 CONSULTANT shall be liable for and shall defend, indemnify and hold CUSTOMER harmless against any claims, losses, damage or expenses (including reasonable attorney's fees) in connection with or arising out of the acts or omissions of CONSULTANT; its officers, employees, agents and representatives.

11.2 CONSULTANT shall procure and maintain for its benefit Comprehensive General Liability coverage and Umbrella and/or Excess Liability coverage with minimum total limits of $3,000,000 combined single limit for property damage and bodily injury. CONSULTANT shall name CUSTOMER and all parent companies of CUSTOMER as additional insureds, as respects this particular contract on its Comprehensive General Liability and Umbrella and/or Excess Liability coverage. CONSULTANT shall also procure and maintain for its benefit Automobile Liability coverage in an amount of not less than $500,000 combined single limit.

11.3 CONSULTANT shall procure and maintain a Fidelity Bond covering CONSULTANT, its officers and employees with a limit of not less than $2,000,000.

11.4 CONSULTANT shall procure and maintain for itself and its employees all insurance coverage required by Federal, State or local law, including Workers' Compensation insurance and a minimum of $100,000 in Employer's Liability coverage.





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11.5     All insurance coverages maintained by CONSULTANT shall be written by insurers acceptable to the CUSTOMER. CONSULTANT shall furnish to CUSTOMER Certificates of Insurance evidencing all of the above required coverages and naming CUSTOMER and all parent companies of CUSTOMER as additional insureds as required. Said certificate(s) will contain a provision whereby thirty (30) days notice must be received by Group Manager, Technology Acquisitions Group of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch World Headquarters, World Financial Center, South Tower, New York, NY 10080-6105, prior to cancellation or a material change in coverage by either CONSULTANT or Insurer.

                                   ARTICLE 12
                        EXCUSABLE DELAYS (FORCE MAJEURE)

12.1 In no event shall either party be liable to the other for any delay or failure to perform hereunder, which delay or failure to perform is due to causes beyond the control of said party including, but not limited to, acts of God; acts of the public enemy; acts of the United States of America, or any State, territory or political division of the United States of America, or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strikes; and freight embargoes.

12.2 In every case the delay or failure to perform must be beyond the control and without the fault or negligence of the party claiming excusable delay, and the party claiming excusable delay must promptly notify the other party of such delay.

12.3 Performance times under this Agreement or under any Schedule shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Article 12; provided, however, that if any such delay continues for a period of more than sixty (60) calendar days, the party not claiming excusable delay shall have the option of terminating this Agreement or the applicable Schedule, upon notice to the party claiming excusable delay.

                                   ARTICLE 13
                          MATERIAL BREACH; TERMINATION

13.1 In the event of any material breach of, or material misrepresentation relating to, any Schedule by either party, the other party may terminate said Schedule by giving thirty (30) days' prior written notice thereof and/or pursue any other remedies and rights at law or in equity; provided, however, that such Schedule will not terminate at the end of said thirty (30) days' notice period if the party in breach has cured the misrepresentation or breach of which it has been notified prior to the expiration of said thirty (30) days.

13.2 IN NO EVENT SHALL EITHER PARTY BE LIABLE, ONE TO THE OTHER, FOR INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE, OR USE OF THE SERVICES OR MATERIALS PROVIDED FOR IN THIS AGREEMENT,

         EXCEPT TO THE EXTENT SUCH DAMAGES ARE INCLUDED IN AN AWARD AGAINST CUSTOMER RESULTING FROM A CLAIM FOR WHICH CUSTOMER IS INDEMNIFIED HEREUNDER AND EXCEPT FOR PERSONAL INJURY OR DEATH, OR DAMAGE TO REAL PROPERTY.

                                   ARTICLE 14
                          TERMINATION FOR CONVENIENCE

14.1 Notwithstanding any other provision(s) of this Agreement to the contrary, CUSTOMER may terminate this Agreement or any Schedule(s) hereunder for its convenience by giving CONSULTANT two (2) weeks' prior written notice of its election to terminate said Agreement or Schedule. In such case, CUSTOMER agrees to pay CONSULTANT for all costs incurred by CONSULTANT up to the effective date of termination at the agreed upon rates and expenses set forth herein.

                                   ARTICLE 15
                   CUSTOMER SECURITY REGULATIONS/WORK POLICY

15.1 CONSULTANT and each employee of CONSULTANT performing services covered by any Schedule will safeguard the confidential information of CUSTOMER to which he/she has access. Without limiting the generality of the foregoing, neither CONSULTANT nor any employee or other personnel provided by CONSULTANT will trespass into, destroy, modify, or disclose any confidential information of CUSTOMER except as otherwise provided herein. Without limiting any of CUSTOMER'S rights or remedies hereunder, all of which are specifically reserved, any unauthorized trespass into, destruction, modification, or disclosure of confidential information by or caused by CONSULTANT or any employee or other personnel provided by CONSULTANT will be grounds for immediate termination of Services and, where appropriate, referral to law enforcement agencies for criminal prosecution.

15.2 CONSULTANT'S personnel will comply with CUSTOMER'S security regulations particular to each work location, including, but not limited to, CUSTOMER'S internal security department's fingerprinting and photographing screening process. CONSULTANT'S personnel, when deemed appropriate by CUSTOMER, will be issued visitor identification cards. Each such card will be surrendered by CONSULTANT'S personnel upon demand by CUSTOMER or upon termination of this Agreement.

15.3 Unless otherwise agreed to by the parties, CONSULTANT'S personnel will observe the working hours, working rules, and holiday schedules of CUSTOMER while working on CUSTOMER'S premises. In addition, the vacation time for CONSULTANT'S personnel will be scheduled so as not to interfere with the deadlines or scheduled completion date for any work being performed under any Schedule.

                                   ARTICLE 16
                                   ASSIGNMENT

16.1 This Agreement shall be binding upon the parties' respective successors and permitted assigns.

16.2 Neither party may assign this Agreement and/or any of its rights and/or obligations hereunder without the prior written consent of the other party, and any such attempted assignment shall be void, except that CUSTOMER may assign this Agreement, and/or any of its rights and/or obligations hereunder, upon written notice to CONSULTANT, to its parent company, or to any of its or their subsidiaries or affiliated companies, without the consent of CONSULTANT. Furthermore, no work to be performed by CONSULTANT hereunder shall be subcontracted to or performed on behalf of CONSULTANT by any third party, except upon written permission by CUSTOMER.

                                   ARTICLE 17
                                    NOTICES

17.1 All notices and other official communications under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by first class mail, proper postage prepaid, to MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, Merrill Lynch World Headquarters, World Financial Center, South Tower, New York, NY 10080-6105, Attention: Group Manager, Technology Acquisitions, and to NEON SOFTWARE, INC., 7400 East Orchard Road, Suite 230, Englewood, Co. 80111, Attention: George F. Rick, President, or to such other address or addressee as either party may from time to time designate to the other by written notice.

17.2 Any such notice or other official communication shall be deemed to be given as of the date it is personally delivered or when placed in the mails in the manner specified.

                                   ARTICLE 18
                                 GOVERNING LAW

18.1 The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the State of New York.

                                   ARTICLE 19
                 MODIFICATION, AMENDMENT, SUPPLEMENT OR WAIVER

19.1 No modification, amendment, supplement to or waiver of this Agreement or any Schedule hereunder, or any of their provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties.

19.2 A failure or delay of either party to this Agreement to enforce at any time any of the provisions hereof, or to exercise any option which is herein provided, or to require at any time performance of any of the provisions hereto shall in no way be construed to be a waiver of such provisions of this Agreement.

                                   ARTICLE 20
                               COMPLETE AGREEMENT

20.1 This Agreement, together with all Schedules, Exhibits and Attachments hereto constitutes the entire agreement between the parties and supersedes all prior agreements, promised, proposals, representations, understandings and negotiations, whether written or oral, between the parties respecting the subject matter hereof.

                                   ARTICLE 21
                                  SEVERABILITY

21.1 In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provisions shall be replaced by a mutually acceptable provision which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal, or unenforceable provision.

                                   ARTICLE 22
                            ADVERTISING OR PUBLICITY

22.1 Neither party shall use the name or symbol of the other in publicity released or advertising without securing the prior written consent of the other.

                                   ARTICLE 23
                             EXHIBITS; ATTACHMENTS

23.1 The terms and conditions of any and all Exhibits and Attachments to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as if fully set forth herein.

                                   ARTICLE 24
                                    HEADINGS

24.1 The headings in this Agreement are for purposes of reference only and shall not in any way limit or affect the meaning or interpretation of any of the terms hereof.

                                   ARTICLE 25
                              FAVORABLE PROVISIONS

25.1 CONSULTANT warrants that all of the provisions of this Agreement are comparable to or better than the equivalent provisions being offered by CONSULTANT to any of its present commercial customers. If CONSULTANT offers more favorable provisions to commercial customers during the terms of their contract periods under this Agreement, such provisions shall be made available to CUSTOMER. CONSULTANT'S obligations pursuant to this
         Article 25 may be limited by applicable law.

                                   ARTICLE 26
                              COMPLIANCE WITH LAWS

26.1 CONSULTANT warrants that it will comply with all applicable U.S., state and local laws and regulations in its performance of its obligations hereunder.

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date first above written.

MERRILL LYNCH, PIERCE, FENNER              NEON SOFTWARE, INC.
& SMITH INCORPORATED

By: /s/ THOMAS VERSEY                      By: /s/ GEORGE F. ADAMS JR.
   -------------------------------            -------------------------------
Name: Thomas Versey                        Name: George F. Adams Jr.
     -----------------------------              -----------------------------
Title: Vice President                      Title: President and CEO
      ----------------------------               ----------------------------

                            EXHIBIT 1 (SAMPLE ONLY)

                                  T&M SCHEDULE

This Schedule, dated as of ________, 19__, is issued pursuant to, and incorporates herein, the Master Agreement for Professional Services dated as of ________, 19__, ("Agreement"), by and between Merrill Lynch; Pierce, Fenner & Smith Incorporated ("Customer"), and ________________ ("Consultant"). Any term not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

                                                          ----------
                                                           (Number)

-------------------------------------      -------------------------------------
         (CUSTOMER Location)                         (CONSULTANT Location)

-------------------------------------      -------------------------------------

-------------------------------------      -------------------------------------

-------------------------------------
     (CUSTOMER Project Manager)

                                                               Scheduled
Name of CONSULTANT     Job              Daily   Commencement   Completion
Employee               Classification   Rate    Date           Date
------------------     --------------   -----   ------------   ----------
1.

2.

3.


Maximum Dollar Amount


Warranty Period


See Attachment A for a description of, and the schedule for, the tasks to be performed and the documentation, if any, to be produced.

IN WITNESS WHEREOF, the parties hereto, each acting with proper authority, have executed this Schedule No.___ as of the day, month and year first above written.

                                           MERRILL LYNCH, PIERCE, FENNER
----------------------------------         & SMITH INCORPORATED

By:                                        By:
   -------------------------------            -------------------------------
Name:                                      Name:
     -----------------------------              -----------------------------
Title:                                     Title:
      ----------------------------               ----------------------------

                            EXHIBIT 2 (SAMPLE ONLY)

                              FIXED PRICE SCHEDULE

This Schedule, dated as of ________, 19__, is issued pursuant to, and incorporates herein, the Master Agreement for Professional Services dated as of ________, 19__, ("Agreement"), by and between Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Customer"), and ________________ ("Consultant"). Any term not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

                                                     ----------
                                                      (Number)

Fixed Price                             Scheduled Start Date



Warranty Period                         Scheduled Completion Date



CUSTOMER Project Manager                CONTRACTOR Project Manager



See Attachment A for a full and complete description of the tasks to be performed, a description of the deliverables to be produced, a listing of the documentation to be provided, the schedule for completion of each of the foregoing (including, but not limited to, milestone dates and PERT charts) and a schedule of payments.


                                           MERRILL LYNCH, PIERCE, FENNER
----------------------------------         & SMITH INCORPORATED

By:                                        By:
   -------------------------------            -------------------------------
Name:                                      Name:
     -----------------------------              -----------------------------
Title:                                     Title:
      ----------------------------               ----------------------------

                           [MERRILL LYNCH LETTERHEAD]

February 15, 1996

Mr. Rick Adam, President
NEON Software, Inc.
7400 East Orchard Road, Suite 230
Englewood, Co. 80111

Subject: Schedule No. NTP501368 to the Master Agreement for Professional
Services

Dear Rick:

Enclosed for your files is a fully executed original of Schedule No. NTP501368 to the Master Agreement for Professional Services in place between NEON and Merrill Lynch covering the products and services that your firm is providing to Merrill Lynch in connection with our CICG initiative. Also enclosed is an executed original of the Escrow Agreement among Neon, Merrill Lynch and Fort Knox Escrow Services, Inc.

Thank you for your patience and cooperation in this matter. If you have any questions, please feel free to contact me at (212) 236-0928.

Sincerely,


/s/ GLORIA R. GRECO
---------------------
Gloria R. Greco

enclosures

cc. (w/o enclosures)
L. Beauchesne
M. Bolella
W. Bridy
J. Freitas
L. Lane
F. Macioce
K. Martin
N. Ostrower
J. Randazzo
R. Rosenthal
D. Stein
A. Thomas
T. Vesely
C. Wilson

                 ATTACHMENT A TO T&M SCHEDULE NO. NTP501368

Customer Project Manager:                                         Cynthia Wilson
Consultant Project Manager:                                       Harold Piskiel



                  GENERAL DESCRIPTION AND SCOPE OF BUSINESS

1 CONSULTANT shall create with the assistance of CUSTOMER, as described in Section 3 below, detailed final functional specifications (the "Functional Specifications") and technical specifications (the "Technical Specifications") for that middleware software (the "Software"), which Software is more fully described in Exhibit I attached hereto and made a part of hereof, by May 1, 1996 (the "Scheduled Completion Date"). Such Functional Specifications shall be comprehensive in scope to a level where they could be used to create technical specifications that could be relied on by a trained technician other than CONSULTANT to develop the Software. The Technical Specifications shall be comprehensive in scope to a level where they could be used by CONSULTANT to develop the Software, should CUSTOMER select CONSULTANT to perform such services pursuant to
         Section 2 below. CONSULTANT shall create an initial functioning release of the Software (the "Middleware Product"), which release already exists in a preliminary form known as "Release 0 (zero)," based upon the Preliminary Business Requirements contained in Exhibit I (the "Preliminary Business Requirements") by December 31, 1995. CONSULTANT shall also create an initial functioning release of the System Management and Administration Tool (the "System Tool"), based on the development of preliminary specifications to be provided by CUSTOMER to CONSULTANT and which will be subject to CUSTOMER's acceptance. (The Technical Specifications together with the Functional Specifications, and the Preliminary Business Requirements will be collectively referred to herein as the "Specifications.")

2 In May of 1996, CUSTOMER will issue a Request For Proposal (the "RFP") to solicit bids for the development of the Software based on the Specifications and for the maintenance and support of the same. CONSULTANT will have the right, like any other bidder, to submit a response to the RFP within the timeframes required by the RFP. Notwithstanding any provisions set forth herein, in no event will CUSTOMER be required to select CONSULTANT to provide the services described in the RFP. If, however, CUSTOMER elects, in its sole discretion, to select CONSULTANT to perform the services described in the RFP, any agreements entered into between CONSULTANT and CUSTOMER for the performance of the services described in the RFP will provide that CONSULTANT shall credit CUSTOMER all amounts paid hereunder against amounts that would otherwise be due and owing to CONSULTANT under such contract.

3 CUSTOMER will assist CONSULTANT in creating the Specifications, Release 0 and the System Tool by making the following facilities and personnel available commencing on December 1, 1995:

         3.1 CUSTOMER shall assign and dedicate certain personnel, as set forth in Exhibit II attached hereto and made a part hereof (the "Requirements Team"), during the requirements phase of the development and testing of the Specifications.

         3.2 CUSTOMER shall provide CONSULTANT with (i) a receiving, testing and quality assurance laboratory (the "Laboratory") for the development and testing of Release 0 and the System Tool, and (ii) such conference room(s) as is determined necessary by the CUSTOMER Project Manager (as such term is defined in Section 4.3 below).

         3.3 CUSTOMER shall assign an alliance engineer who will act as an on-site liaison at CONSULTANT's development location.

         3.4 CUSTOMER shall provide CONSULTANT with access to Tandem, MVS, and other required, mutually agreed upon platforms for the development and testing of Release 0 and the System Tool.

         3.5 CUSTOMER shall make available as deemed reasonably necessary by CONSULTANT and CUSTOMER facilities for video conferencing.

         3.6 CUSTOMER shall use Microsoft Project as a common project management tool for planning and status tracking.

         3.7 CUSTOMER shall provide CONSULTANT with modem access to CUSTOMER's Laboratory.

4 In order to deliver the Specifications to CUSTOMER by the Scheduled Completion Date, CONSULTANT shall take the following actions commencing on December 1, 1995:

         4.1 CONSULTANT shall provide CUSTOMER with requirements for the establishment of a receiving, testing and quality assurance testing facility in connection with Release 0 and the System Tool.

         4.2 At CUSTOMER's request, CONSULTANT shall provide CUSTOMER migration support (including testing) and software to enable the smooth transition from the existing Merrill Lynch Data Propagation Utility ("DPU") to Release 0 at the time and material rates set forth in Sections B, C and D of Exhibit IV below.

         4.3 Rick Adam, President of CONSULTANT (the "CONSULTANT Project Manager") shall participate with Cynthia Wilson or any other project manager designated by CUSTOMER (the "CUSTOMER Project Manager," collectively with the CONSULTANT Project Manager, the "Project Managers") in monthly executive update meetings and bi-weekly status reviews.

         4.4 Harold Piskiel, Chief Architect of CONSULTANT, shall be available on-site at CUSTOMER's location during the development, design, coding and testing phases of Release 0 and the System Tool at such times as deemed reasonably necessary by the Project Managers; provided, however, that such times of availability shall not be less than 50% of CUSTOMER's normal business hours.

         4.5 Commencing on December 1, 1995 CONSULTANT shall assign and dedicate certain personnel to participate as members of (the "Core Team"), as set forth in Exhibit II attached hereto and made a part hereof, during the requirements, specifications, design, coding and testing phases.

                 4.5.1 The Core Team shall consult with, interview and work within the Requirements Team in translating and incorporating the CUSTOMER's business requirements into the Specifications, Release 0 and the System Tool.

                 4.5.2 The Core Team shall participate in meetings with the Project Managers to determine whether the Specifications, Release 0 and the System Tool are being developed on a timely basis and discuss any problems arising in connection therewith.

                 4.5.3 In addition, CONSULTANT shall engage the following individuals:

                          (a) at least one full-time dedicated technical writer to assist in the completion of all required documentation relating to the development and testing of the Specifications, Release 0 and the System Tool; and

                          (b) a full-time dedicated development manager and a full-time dedicated support manager, each of whom shall be subject to CUSTOMER's prior approval (which approval shall not be unreasonably withheld).

                 4.5.4 Upon 30 calendar days' notice to the CONSULTANT Project Manager, the CUSTOMER Project Manager may instruct CONSULTANT to increase or decrease the size of the Core Team by up to 20%.

                 4.5.5 On the Scheduled Completion Date, the Core Team shall be reduced to three CONSULTANT personnel designated by the Project Managers. Such CONSULTANT personnel shall be dedicated on a full-time basis to provide support (including testing) and maintenance for Release 0 and the System Tool and migration support to enable the smooth transition from DPUs to Release 0 for a six-month period following the Scheduled

                          Completion Date, and thereafter on a month-to-month basis. Such CONSULTANT personnel shall perform such support and maintenance services on a time and material basis at the rates set forth in Section D of
                          Exhibit IV attached hereto and made a part hereof.

                 4.5.6 CUSTOMER shall have the right to remove any CONSULTANT personnel set forth in this Section 4.5 in accordance with Article 3 of the Agreement.

         4.6 CONSULTANT shall grant CUSTOMER priority over other customers of CONSULTANT in the event that CUSTOMER determines in its reasonable discretion that the creation and development of any of the Specifications, Release 0 or System Tool is behind schedule.

         4.7 CONSULTANT shall make available as deemed reasonably necessary by CONSULTANT and CUSTOMER facilities for video conferencing.

         4.8 CONSULTANT shall use Microsoft Project as a common project management tool for planning and status tracking.

         4.9 During the term of this Schedule, CONSULTANT shall make available to CUSTOMER any derivative works, enhancements, upgrades, refinements or modifications of Release 0 that CONSULTANT makes commercially available to third parties. After the termination of this Schedule, CONSULTANT shall make available to CUSTOMER any derivative works, enhancements or upgrades which represent material changes to the existing functionality of Release 0 and any new functionality developed to meet the requirements of any customer of CONSULTANT under the most favorable terms available to any CONSULTANT customer for a period of two years from the date of CUSTOMER's acceptance of the Specifications, Release 0 and the System Tool.

5        Notwithstanding anything to the contrary set forth in Article 9 and
         Section 10.2 of the Agreement, CUSTOMER and CONSULTANT agree that CONSULTANT shall retain ownership of the Specifications, Release 0 and the System Tool, including all copyright, patent, trade secret, trademark and other proprietary rights relating thereto. At each stage of development and testing of the Specifications, Release 0 and the System Tool, CONSULTANT shall grant and CUSTOMER shall accept a non-exclusive, perpetual, world-wide, royalty free, enterprise license to use the Specifications, Release 0 and the System Tool in accordance with the terms and conditions set forth in Exhibit III attached hereto and made a part hereof.

6 Notwithstanding CONSULTANT's ownership rights set forth in Section 5 above, CUSTOMER shall retain ownership, including all copyright, patent, trade secret, trademark and other proprietary rights, to any and all portions of the Preliminary Business Requirements and Functional Specifications that incorporate or utilize CUSTOMER confidential information (as such term is defined in Article 9 of the

         Agreement), including without limitation, trade volumes, global installation sites and deployment plans and all other information obtained in connection with the requirements, specifications, design, coding and testing of the Specifications, Release 0 and the System Tool, and nothing hereunder grants CONSULTANT any right, title, interest or license in or to such information. CONSULTANT shall promptly, upon CUSTOMER's request, submit to CUSTOMER a copy of the functional specifications it has developed for any CONSULTANT Product to permit CUSTOMER to verify that such functional specifications include only generic functionality descriptions derived from or based upon the Functional Specifications and not functionality descriptions that incorporate CUSTOMER confidential information.

7 Contemporaneously upon execution of this Schedule, CONSULTANT will deposit the "Source Code" for Release 0 and the Specifications at their then current stage of development (the "Escrow Deposit") into an escrow account pursuant to the terms of an escrow agreement, a copy of which is attached hereto as Exhibit V (the "Escrow Agreement"), by and among CONSULTANT, CUSTOMER and Fort Knox Escrow Services, Inc., (the "Escrow Agent") which will be executed concurrently with this Schedule. The Escrow Agreement shall be executed concurrently with this Schedule and shall authorize the Escrow Agent to release the Escrow Deposit for use by CUSTOMER to complete the development of Release 0 and create Middleware Software based upon the Specifications in their then current stage of development upon the occurrence of a material breach by CONSULTANT in accordance with Section 13.1 of this Agreement (including without limitation any material breach of this Schedule) that is not cured within the applicable cure period. In addition, CUSTOMER shall have the right to receive a copy of the Escrow Deposit from the Escrow Agent at any time during the term of this Schedule if Rick Adam and/or Harold Piskiel are no longer actively involved in the testing or development of Release 0, the Specifications and the System Tool.

         CONSULTANT represents and warrants to CUSTOMER, in addition to the representations and warranties set forth in Section 10.1 of the Agreement and Section 23 below, that the "Source Code" for Release 0 in the Escrow Deposit is human readable, fully narrated with logic diagrams and can be used by a trained technician to further develop and enhance Release 0 and can be compiled or interpreted by a computer for execution as is in a form suitable for reproduction by computer and photocopy equipment, and consisting of a full source code language statement of the program or programs comprising the Software and complete program maintenance documentation, including all flow charts, schematics and annotations which comprise the precoding detail design specifications and all other material necessary to allow a reasonably skilled third party programmer or analyst to maintain or enhance the Software and use the Specifications to develop middleware software without the help of any other person or reference to any other material. At each stage of development of Release 0 and the Specifications and upon the creation of any updates or enhancements to Release 0, CONSULTANT shall deposit the Source Code for such modified Release 0 or such updates or enhancements thereto into the escrow account pursuant to the terms of the Escrow Agreement.

                          SPECIAL TERMS AND CONDITIONS

8 CONSULTANT shall perform the services described herein, excluding those services described in Section 4.5.5 above, on a time and materials basis at the rates set forth in Section B of Exhibit IV attached hereto and made a part hereof. The parties agree that the charges set forth in Exhibits IV represent all charges in connection with the Specifications, Release 0 and the System Tool and in no event shall CUSTOMER be liable for any other charges relating to the development, testing, completion, maintenance or support of the Specifications, the Data Propagation Utilities, Release 0 or the System Tool.

9 Notwithstanding CONSULTANT's ownership of the Specifications, Release 0 and the System Tool, which ownership is subject to Section 6 above, and the non-exclusive license granted herein, prior to CONSULTANT's sale or licensing to any third party of any product derived from or based upon the Specifications, or any part thereof (the "CONSULTANT Product"), CONSULTANT shall promptly notify CUSTOMER prior to any negotiations regarding such sale or licensing of (i) the name of such third party, (ii) the product to be developed or licensed for such third party and (iii) the fees to be paid to CONSULTANT by such third party. CUSTOMER shall maintain such information in confidence and this obligation shall continue in effect until CONSULTANT's obligation to pay royalties under Section 10 below ceases.

10 In consideration of (i) CUSTOMER providing support as described herein, and a testing environment for the development of the Specifications, Release 0 and the System Tool, and (ii) CUSTOMER transferring to CONSULTANT all ownership rights in the Specifications, Release 0 and the System Tool that otherwise would have accrued to CUSTOMER pursuant to Article 9 and Section 10.2 of the Agreement (subject to Section 9 above), upon any development, sale or licensing of CONSULTANT Products, CONSULTANT shall pay CUSTOMER a royalty payment in the amount of 30% of all license, maintenance, support and upgrade fees paid to CONSULTANT by any third party in connection with any CONSULTANT Product, which royalty payment shall be made on a calendar quarterly basis commencing upon the payment by any customer to CONSULTANT of fees for any CONSULTANT Product. CONSULTANT will, promptly upon CUSTOMER's request, submit a complete and accurate list to CUSTOMER of all then current customers of CONSULTANT, together with a description of the fees payable by such customer to CONSULTANT relating to any CONSULTANT Product that is the subject of the royalty payable to CUSTOMER under this Section 10. Upon any sale of all or substantially all of the assets of CONSULTANT or upon the merger or consolidation of CONSULTANT by operation of law or otherwise, CONSULTANT will cause the successor in interest to agree in writing to abide by the terms and conditions of this Section 10 and Section 11 below with respect to royalty payment obligations prior to or contemporaneous with such merger, consolidation or sale of assets. The obligations set forth in this Section 10 will survive the termination of this Schedule after acceptance by CUSTOMER of the Specifications. Notwithstanding the foregoing, CONSULTANT's royalty payment obligation will continue in effect until CONSULTANT has paid CUSTOMER one and one-half (1 1/2) times all fees and amounts payable by CUSTOMER to CONSULTANT commencing on December 1, 1995 under this Schedule or under any agreement entered into by the parties hereto as a result of this Schedule or the RFP.

11 If royalties are payable by CONSULTANT to CUSTOMER pursuant to Section 10 above, CONSULTANT shall cooperate fully with CUSTOMER or its auditors, upon reasonable prior notice, for the purpose of inspecting, examining, and auditing all books and records of CONSULTANT relating to the sale or licensing of any CONSULTANT Product; provided, however, that any such inspection, examination and/or audit shall take place only during normal business hours and in a manner that will not disrupt CONSULTANT's business; provided, further that if CUSTOMER discovers that the royalty payments made by CONSULTANT, if any, are more than five percent (5%) less than the actual royalty payments due and owing under this Schedule, CONSULTANT shall reimburse CUSTOMER for the reasonable cost of such audit and shall pay CUSTOMER the unpaid royalty payment, plus interest on such payment, calculated as of the date such payment was due and owing, which interest shall accrue at the lesser of (i) 1.5% per month or (ii) the highest rate allowed by law.

12 In the event that at any time, CONSULTANT makes the CONSULTANT Product available to or develops such product for any third party, CONSULTANT shall make the CONSULTANT Product available to CUSTOMER for a mutually agreed upon license fee, which license fee shall be negotiated in good faith but in no event shall such fee be greater than the fee charged to such third party. CONSULTANT shall calculate the upgrade, maintenance and support fees which would be incurred for use by CUSTOMER of such CONSULTANT Product under the most favorable terms available to any CONSULTANT customer.

13 If, at any time during the term of the Agreement Harold Piskiel and/or Rick Adam ceases to play an active role in CONSULTANT's development and testing of the Specifications, Release 0 and the System Tool for CUSTOMER, CUSTOMER shall have the right to terminate this Schedule unless, within 30 days after receiving notice of CUSTOMER's intent to terminate the Schedule, CONSULTANT shall provide CUSTOMER with evidence of such person's active participation in such development and testing of the Specifications, Release 0 and the System Tool for CUSTOMER. In the event of such termination, CONSULTANT shall grant to CUSTOMER the license to use each of the Specifications, Release 0 and the System Tool at its then current stage of development and shall have the right to receive the Escrow Deposit from the Escrow Agent by CUSTOMER to complete the development of Release 0 and create Middleware Software based upon the Specifications in their then current stage of development upon the occurrence of a material breach by CONSULTANT in accordance with Section 13.1 of this Agreement (including without limitation any material breach of this Schedule) that is not cured within the applicable cure period. CUSTOMER shall pay CONSULTANT all amounts due and owing as of the effective date of such termination.

14 NOTWITHSTANDING SECTION 13.2 OF THE AGREEMENT, IN NO EVENT SHALL CONSULTANT BE LIABLE FOR: (A) LOST PROFITS, LOSS OF DATA, LOSS OF USE OF RELEASE 0, THE SYSTEM TOOL, OR ANY OTHER SOFTWARE DEVELOPED PURSUANT TO THE SPECIFICATIONS OR THE COST OF RECREATING LOST DATA;
         (B) ANY DAMAGES CAUSED BY CUSTOMER'S FAILURE TO PERFORM CUSTOMER'S RESPONSIBILITIES; OR (C) EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR COSTS (INCLUDING ATTORNEYS' FEES) ARISING OUT OF THE USE OR INABILITY TO USE RELEASE 0, SYSTEM TOOL, OR SOFTWARE DEVELOPED PURSUANT TO THE SPECIFICATIONS, OR ANY COMPONENT THEREOF, EVEN IF CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

15 NOTWITHSTANDING SECTION 13.2 OF THE AGREEMENT, IN NO EVENT SHALL CUSTOMER BE LIABLE FOR: (A) ANY LOST PROFITS, OR (B) EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR COSTS (INCLUDING ATTORNEYS' FEES) ARISING OUT OF THIS SCHEDULE, EVEN IF CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16 NOTWITHSTANDING ANYTHING IN THE AGREEMENT OR THIS SCHEDULE TO THE CONTRARY, EACH PARTY'S ENTIRE LIABILITY TO THE OTHER PARTY FOR DAMAGES UNDER THIS SCHEDULE SHALL NOT EXCEED THREE TIMES THE AMOUNT PAYABLE BY CUSTOMER TO CONSULTANT UNDER THIS SCHEDULE. NOTWITHSTANDING THE FOREGOING LIMITATION, THE LIMITATION OF LIABILITY OF THIS SECTION 16 SHALL NOT APPLY TO ANY THIRD PARTY CLAIMS, ARTICLE 8 OF THE AGREEMENT (INTELLECTUAL PROPERTY INFRINGEMENT), FRAUD, ACTS OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

17 CUSTOMER shall not alter, remove, modify or suppress any proprietary notices or copyright legends placed on or contained within the Technical Specifications, Release 0, or the System Tool. CUSTOMER shall reproduce all such proprietary notices and confidentiality legends on all copies of the Technical Specifications, Release 0 and the System Tool.

18 OTHER THAN AS SPECIFICALLY STATED IN THE AGREEMENT, CONSULTANT MAKES NO WARRANTIES OF ANY KIND, AND DISCLAIMS ALL OTHER WARRANTIES, EITHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, OR FROM A COURSE OF PERFORMANCE OR DEALING OR TRADE USAGE. THERE ARE NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

19 The Specifications, Release 0, the System Tool, and any software, program, service and/or other materials furnished to CUSTOMER by CONSULTANT hereunder, shall be subject to the infringement protections and indemnification provisions set forth in Article 8 of the Agreement; provided, however, that such indemnification provisions shall extend to CUSTOMER's directors, officers, employees and agents.

20 Notwithstanding anything to the contrary in Section 11.2 of the Agreement, for the purposes of this Schedule the requirement for comprehensive general liability coverage in the amount of Three Million Dollars ($3,000,000) is hereby reduced to Two Million Dollars ($2,000,000).

21 Notwithstanding anything to the contrary in Section 11.3 of the Agreement, for the purposes of this Schedule the requirement for a fidelity bond in the amount of Two Million Dollars ($2,000,000) is hereby waived in its entirety.

22 Nothing in this Schedule or the Agreement shall be construed to constitute or appoint either party as the agent, partner, joint venturer, or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of any other party designated herein, or to bind any such other party in any way or manner whatsoever.

23       CONSULTANT represents, warrants and covenants to CUSTOMER that:

         23.1 It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to enter into and perform its obligations under this Schedule;

         23.2 This Schedule when executed will become the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors generally;

         23.3 There are no material actions, suits, proceedings or investigations commenced or threatened against it, at this time, which could adversely affect CUSTOMER's use of the Specifications, Release 0, the System Tool and any enhancements or updates thereto or the services provided hereunder;

         23.4 It owns all right, title and interest in and to the Specifications, Release 0 and the System Tool at all stages of development and testing and it has the right to grant to CUSTOMER the license to use the Specifications, Release 0 and the System Tool at all stages of development and testing as set forth herein. CUSTOMER's use of the Specifications, Release 0 and the System Tool will not be interrupted or otherwise disturbed by any entity asserting a claim under or through CONSULTANT. Further, it owns all right, title and interest in and to each enhancement or update thereto at all stages of development and testing and it has and will have the right to grant CUSTOMER the license to use such enhancements or updates at all stages of development and testing, and as of the execution date of this Schedule, CUSTOMER's use of such enhancements or updates will not be interrupted or otherwise disturbed by any entity asserting a claim under or through CONSULTANT;

         23.5 Its execution of and performance under this Schedule does not and will not conflict with, cause a breach of, violate, or constitute a default under any order, decree, judgment, agreement, arrangement understanding or instrument to which it is a party or is otherwise bound or is otherwise applicable to it;

         23.6 CONSULTANT will take reasonable and diligent precautions to guard against, detect and alert CUSTOMER to, and remedy any "virus" or "worm", as such terms are understood in the computer industry, which may invade Release 0 or the System Tool, any enhancements or updates thereto, the computer systems on which they operate at CONSULTANT's facilities and processing sites or which may invade the computer systems at CUSTOMER's facilities as a result of the modem access provided under Section 3.7 above

         23.7 Release 0 and the System Tool and any enhancements or updates thereto do not contain any routines, devices or lock out mechanisms that are designed to interfere with CUSTOMER's full use of such products as provided in this Schedule;

         23.8 The Specifications, Release 0, the System Tool and any enhancements or updates thereto do not and will not infringe upon any copyrights or patents, or any other proprietary rights, of any other person, firm or corporation and CONSULTANT has no knowledge, at this time, of any such threatened or pending claim of infringement by CONSULTANT;

         23.9 CONSULTANT shall promptly correct malfunctions and errors in Release 0 and the System Tool and all errors in the Specifications and any enhancements or updates to Release 0 and the System Tool at no charge to CUSTOMER for a period of one year following their delivery;

         23.10 It complies, and will comply, with all applicable laws, rules and regulations, in all material respects, with respect to performing its obligations under this Schedule;

         23.11 The Specifications, Release 0 and the System Tool, including all enhancements or updates thereto, comply and will comply with all applicable laws, rules and regulations, in all material respects, pertaining to the creation, licensing and use of such materials; and

         23.12 All employees and subcontractors engaged by CONSULTANT will be controlled, directed, supervised and compensated exclusively by CONSULTANT or its authorized agents or representatives while performing its obligations hereunder and will not be entitled to any benefits or compensation from CUSTOMER while performing any such work and will be informed by CONSULTANT that they are not so entitled.

24       CUSTOMER represents, warrants and covenants to CONSULTANT that:

         24.1 It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to enter into and perform its obligations under this Schedule;

         24.2 This Schedule when executed will become the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors generally;

         24.3 Its execution of and performance under this Schedule does not and will not conflict with, cause a breach of, violate, or constitute a default under any order, decree, judgment, agreement, arrangement, understanding or instrument to which it is a party or is otherwise bound or is otherwise applicable to it; and

         24.4 It complies, and will comply, with all applicable laws, rules and regulations, in all material respects, with respect to performing its obligations under this Schedule;

25 The parties hereto acknowledge and agree that time is of the essence as to all obligations of the parties hereto and such obligations may be extended or modified only as provided herein or as agreed to, in writing, by CONSULTANT and CUSTOMER.

26       The parties hereto hereby amend the Agreement by deleting the title to
         Article 8 in its entirety and inserting the following: "INTELLECTUAL PROPERTY INFRINGEMENT."

                                     ***

                                   EXHIBIT I
                       PRELIMINARY BUSINESS REQUIREMENTS

DESCRIPTION OF THE COMPONENTS OF THE SOFTWARE
The Software will be comprised of three functional components and a set of integrated GUI support tools. The functional components will be:

o MESSAGING AND QUEUING - providing asynchronous point-to-point cross-platform guaranteed message delivery;
o DYNAMIC FORMATTER - providing message reformatting under the control of input output message format specifications and/or self-describing messages;
o RULES BASED MESSAGE EVALUATION - providing evaluation of messages by testing message content against a set of Boolean expressions.

The MESSAGING AND QUEUING utility is an asynchronous message delivery system. It enables application programs to send and receive messages without concern for the underlying communications system and without establishing a connection between the application programs. Messaging and Queuing provides guaranteed message delivery by using the database management systems (DBMS) used by sending and receiving applications for persistent storage and transaction management. The messages delivered using this product consist of application data bytes which may contain any possible bit configuration. Messaging and Queuing is supported on multiple computer systems (i.e., combinations of computer hardware, operating system, DBMS, and communications system) and sending and receiving application programs which communicate using this system may execute on unlike computer systems.

The Messaging and Queuing utility may be used in many ways, including 1-to-1 asynchronous message delivery and is part of a 1-to-many publish-subscribe system.

The DYNAMIC FORMATTER is a message reformatting utility. This utility handles multiple message formats and executes on multiple computer systems. The Dynamic Formatter transforms messages according to message format specifications and/or by interpreting self-describing messages. It also supports user written routines which can transform, insert, or remove data from a message.

The Dynamic Formatter may be used in many ways, including formatting messages delivered via the Messaging and Queuing utility and transforming messaging for evaluation by Rules Based Message Evaluation.

RULES BASED MESSAGE EVALUATION is a message evaluation utility. It tests a message against a set of Boolean expressions and determines if the expressions are True or False, based on the message's content. Each expression is referred to as a "rule" and the rule is said to "fire" when the evaluation is true. Consequently, a message may cause zero to N rules to fire depending on the message's content and the set of rules used for evaluation. Rules Based Message Evaluation executes on multiple computer systems

Rules Based Message Evaluation may be used in many ways, including as a routing mechanism to select destinations for messages and as a transaction decomposition mechanism to select processing for a transaction message.

The three components, Messaging and Queuing, Dynamic Formatter, and Rules Based Message Evaluation, may be used in combination to provide several types of functionality, including anonymous publish-subscribe and as part of database replication. The Software will support publish-subscribe communications among anonymous applications and will consist of these functional components and associated tools.

USE OF INDIVIDUAL COMPONENTS: The functional components will be well integrated, but they will also be capable of operating independently of each other and will provide functionality which can be used outside the scope of publish-subscribe. Some examples of these uses are:

              o      1-to-1 messaging
              o      data conversion and reformatting
              o      program logic
              o      workflow management
              o      transaction decomposition

ADMINISTRATION: Administrative domains will be defined and managed using a global directory for each domain. Centralized administration and operations management will be supported. Access to the underlying administrative data and functions will be available through a set of APIs.

MONITORING: There will be a facility to monitor the operation of the Software components and domains. Notification of errors and outages will be sent to the monitoring facility.

GUI TOOLS: There will be and integrated set of tools for the complete configuration, administration, operation, and monitoring of the Software components and domains. The tools will be layered, so that access to underlying data and functions is available through a set of APIs and user presentation is implemented as a set of integrated Graphical User Interfaces.

PLATFORMS SUPPORTED: The functional components will all operate in a number of different computer system environments. A list of the required environments appears on the last page of this Exhibit 1.

SECURITY: Access to repositories used by the Software, such as queue configuration, formats, and rules, and to application data will be restricted. The Software will include verification points ("hooks") which will access an external security package to check authorization and authentication. Access will be restricted on a user/group id basis both vertically (e.g., view only, change, create/delete) and horizontally (e.g., view user's data, group's data, system data).

MESSAGING & QUEUING

An asynchronous guaranteed message delivery system which enables application programs to send and receive messages under transaction, management.

o cross platform: sending and receiving application programs will be able to execute in unlike computer environments
o simple application program interface (API): simple APIs will be available in C, C++ and COBOL to enable application programs to send and receive messages
o message sequence: messages will be delivered in the sequence in which they are sent; no messages will ever be lost or duplicated
o transaction management: messages will be sent and received under application program transaction management, meaning that only committed messages will be sent and only messages received and committed will be considered delivered
              * logical unit of work (LUW): when multiple messages are sent in one transaction, called an LUW, they will be delivered to a receiver only if all the messages in the LUW are available for delivery
              * LUW identifier: an application will be able to mark outgoing messages with an LUW identifier which will be made available to the receiving program
o transparency: application message bytes may contain any bit configuration
o dynamic queue expansion: it will be possible for a message queue to expand at runtime; this will be an optional characteristic of a queue
o variable message length: messages of varying lengths will be stored on sending and receiving nodes; the maximum message length will be expanded to 1024K bytes
o multithreading support: it will be possible for application programs which send or receive messages to be multithreaded (e.g., a sending application can simultaneously execute multiple threads which all send messages to the same receiving application)
o timeout: a sending or receiving application will be able to specify a maximum time interval (message age) and messages which are not delivered within that time interval will be routed to a timeout queue and not delivered to their original destination
o error queue: messages which are undeliverable will be routed to an error queue
o statistics gathering: statistics will be collected, such as messages sent and/or received by an application, max/min/average queue depth, traffic through a node, latency time for outgoing messages; it will be possible to disable statistics gathering at runtime
o security: access to sending and receiving message queues and management tools will be restricted
o GUI tool: one or more GUI tools will be built to support administration, maintenance and performance monitoring. APIs will be provided to the functions underlying these tools to enable developers to build their own GUI tools to provide similar functionality. The APIs and GUI tools will provide the following functionality:
              o Configuration: create, modify, and view configuration data, including communications settings
              o      Logical queue administration
                            *      create, modify, and view queue definitions

                            * disable and enable the read and/or write capabilities of a queue
                            *      disable and enable dynamic queue expansion
                            * set threshold queue size for dynamic queue expansion
                            *      reset queue pointers to the empty queue
                                   state
                            * reset queue pointers to replay messages from a specified message
                            * view the contents of a specific message in a queue
              o      Performance monitoring
                            *      disable and enable queue statistics
                                   gathering
                            *      view statistics
              o      Operations management
                            *      view status of daemon processes and
                                   logical communications links
                            * receive alerts such as queue depth exceeded specified thresholds, communications breakdowns, process execution failures
                            *      start daemon processes
              o The GUI tools will not contain SQL statements and will be DBMS independent; they will use the provided APIs for access to underlying data
o migration support: software will be provided to enable the smooth transition from the existing Merrill Lynch Data Propagation Utility ("DPU") to Messaging and Queuing for application systems which are now using the DPU in production. This software may include mapping modules to enable existing application and DPU programs to access Messaging and Queuing.
o integration with other components: facilities will be provided to assist in the use of this component with the others in the suite. For example, it will be possible to specify a format identifier for a logical queue to indicate that all messages received from that queue should be presented in a specified format.

The Messaging and Queuing component will use the Database Management System
(DBMS) employed by a sending or receiving application to provide persistent storage and transaction management. In the same way, this component will normally require the use of a communications system to provide data communications between the computer systems where message sending and receiving application programs execute. However, the component will be independent of any specific DBMS or communications system and will be available and supported in multiple computer system environments.

For the purpose of these specifications, a specific computer system environment is a combination of computer hardware, operating system, DBMS, and communications system.

DYNAMIC FORMATTER

A generalized message formatter which can be invoked to reformat a message using table driven format definitions and handle complex message formats.

o message formats: before and after message formats supported will include fixed and variable length flat, delimited, tagged, multi-part recursive (specifically SWIFT), and self-describing messages
o data types: character and native data formats on all supported platforms; big and little Endian integer, ASCII and EBCDIC character, and internal decimal (packed decimal) will be correctly interpreted
o      encryption: "hooks" for tag and message level encryption
o calculations: calculations using data contained in the message to compute new values
o      user defined functions: user specified functions will be invoked
o SQL generation: the formatter will be able to generate valid SQL statements using the tags in a self-describing message
o API for self-describing messages: the formatter will be able to create and interpret self-describing messages
o trace facility: a developer trace facility will be available for testing and debugging format specifications
o      security: access to format specifications will be restricted
o error handling: formatting errors will cause alerts to be sent to the management tool
o GUI tool: one or more GUI tools will be built to support administration, maintenance, and operation
              o      create, modify, and view individual formats
              o      create, modify, and view groups of formats
              o      receive alerts such as formatting and user function errors

RULES BASED MESSAGE EVALUATION

A generalized message evaluation module which tests a set of Boolean expressions against a message's content and indicates which Boolean expressions have been met. For each message the Rules Based Message Evaluation returns a set of 0 to N identifiers. When the Rules Based Message Evaluation is used in the Software suite, these identifiers are the subscriber destination-format pairs for a published message.
o      multiple destination-format pairs on a rule firing
o      case sensitivity optional in predicate evaluation
o API for self-describing messages: the Rules Based Message Evaluation will be able to interpret and process self-describing messages
o trace facility: a developer trace facility will be available for testing and debugging rules specifications
o      security: access to rule specifications will be restricted
o error handling: rules errors will cause alerts to be sent to the management tool
o GUI tool: one or more GUI tools will be built to support administration, maintenance, monitoring, and operation
              o      create, modify, and view individual rules
              o      create, modify, and view groups of rules
              o      receive alerts such as rules and user function errors

PLATFORMS THAT RELEASE 0 WILL SUPPORT:

CUSTOMER             Database Server
Hardware - OS        Hardware - OS     Communications
-------------        -------------     --------------
Sun - SunOS 4.1.3    Sun - Sybase          TCP/IP
Sun - SunOS 4.1.3    Sun - Sybase          LU 6.2
Sun - Solaris 2.4    Sun - Sybase          TCP/IP
Sun - Solaris 2.4    Sun - Sybase          LU 6.2
Sun - Solaris 2.4    Sun - Oracle          TCP/IP
Sun - Solaris 2.4    Sun - Oracle          LU 6.2

The System Management and Administration Tool will function in an Intel/Windows NT environment.

During the term of this Schedule, at CUSTOMER's request, and at no additional charge, CONSULTANT shall provide to CUSTOMER two additional operating system environments that Release 0 will support. Furthermore, at no additional charge, CONSULTANT shall make available to CUSTOMER such applications provided to other customers which result in Release 0 supporting other operating system environments.

                                 EXHIBIT II
                       REQUIREMENTS TEAM AND CORE TEAM

       A. The Core Team shall consist of CUSTOMER personnel designated by CUSTOMER and the following CONSULTANT personnel whose time shall be dedicated on the basis set forth next to their respective names:

                          Full Time Equivalent ("FTE")
                          ----------------------------

       On-Site Support
       ---------------
       1.   Paolo Pelizzoli                1.0
       2.   Ben Lee                        1.0
       3.   Gerald Mui                     1.0
       4.   Harold Piskiel (See Section 4.4 of the Schedule)

       Denver Engineering
       ------------------
       5.   Chris Preston                  1.0
       6.   Erik Berg                      1.0
       7.   Don Rasson                     1.0
       8.   Jeff Oliver                    1.0

       Rotating Engineers
       ------------------
       9.   Todd Tzeng                     1.0
       10.  [TBD]                          1.0

       Support Management
       ------------------
       11.  John Magee                     0.5
       12.  Betty O'Keefe                  0.5
       13.  Technical Writer               1.0
                                          ----
                               Total      11.8 FTE
                                          ====

       B. The Requirements Team shall consist of the members of the Core Team as well as other CUSTOMER personnel, designated by the CUSTOMER Project Manager in its sole discretion, who are associated with the following aspects of CUSTOMER's business:

      1. Client / Counterparty          6. Books and Records Added Value Overall
      2. Global Funds Processing System 7. Corporation Action Strategic Event
      3. Product Master Environment     8. Data Propagation Utilities Users
      4. Trading                        9. Application Architect
      5. Global Information Services

In addition, CUSTOMER shall provide CONSULTANT with access to individuals associated with Technical Risk Protection, Technical Strategy and Planning, AUDIT, TBSG, as mutually agreed upon by the Project Managers.

                                  EXHIBIT III
                                    LICENSE

A.     Granting and Scope of License.

       1. Commencing, upon the delivery of Release 0 and the System Tool to CUSTOMER, and continuing thereafter until terminated in accordance with the provisions of this Schedule or the Agreement, CONSULTANT hereby grants to CUSTOMER a non-exclusive, perpetual, world-wide, royalty free, enterprise license to Release 0 and the System Tool, any components thereof and any enhancements or updates thereto.

       2. Commencing upon the delivery to CUSTOMER of the Specifications, Release 0 and the System Tool at each stage of their respective development and testing, and continuing thereafter until terminated in accordance with the provisions of this Schedule or the Agreement, CONSULTANT hereby grants to CUSTOMER a non-exclusive, perpetual, world-wide, royalty free, enterprise license to use the Specifications, Release 0 and the System Tool and any enhancements or updates thereto.

       3. Any license granted to CUSTOMER by CONSULTANT hereunder shall entitle CUSTOMER and its Affiliates and their respective clients and such third parties engaged by CUSTOMER to use Release 0, the System Tool and the Specifications and any enhancements or updates thereto in connection with the development and testing of any product related thereto which will be used by CUSTOMER's clients only for purposes of communicating with CUSTOMER. CUSTOMER may make additional copies of Release 0, the System Tool, the Specifications and any enhancements or updates thereto and shall be entitled to maintain such copies off CUSTOMER's premises for the purposes of safekeeping, without payment of any additional fees. "Affiliates" shall mean any entity in which CUSTOMER owns 20% or more of equity stock.

       4. The rights granted to CUSTOMER are intended to facilitate the free and unrestricted use and enjoyment by CUSTOMER of the products developed under this Schedule in the conduct of its own business. Nothing in this Schedule will be interpreted as granting CUSTOMER, or any unaffiliated third party engaged by CUSTOMER, in any capacity, the right to sell, or give away, any products developed under this Schedule, either individually, or packaged with other products for use by any unaffiliated third party, other than temporary use by CUSTOMER contractors, who shall abide by the confidentiality requirements set forth in Section 9 of the Agreement, to facilitate development and testing applications utilizing those products in support of CUSTOMER's or its Affiliates' business.





                                     III-1

B.     Confidentiality.

       1. Subject to Section 6 above and Section A.3 of this Exhibit IV, CUSTOMER acknowledges that CONSULTANT considers the Specifications, Release 0 and the System Tool and any enhancements or updates thereto to be proprietary to CONSULTANT. For as long as the Specifications, Release 0 and the System Tool and any enhancements or updates thereto are in CUSTOMER's possession, CUSTOMER agrees that, subject to Section A.3 of this Exhibit III, unless CUSTOMER has obtained CONSULTANT's prior written consent, which consent shall not be unreasonably withheld, CUSTOMER shall keep the Specifications, Release 0 and the System Tool and any enhancements or updates thereto confidential and take reasonable precautions to prevent disclosure of such deliverables to any person, firm or enterprise other than CUSTOMER, its subsidiaries and affiliated companies and its or their employees, agents, consultants, and clients.

       2. Notwithstanding anything to the contrary set forth in Section B.1 of this Exhibit IV, CUSTOMER shall not be required to take any steps to keep confidential and prevent disclosure of the Specifications, Release 0 and the System Tool and any enhancements or updates thereto, other than those steps CUSTOMER normally takes to protect its own similar confidential information. CUSTOMER's obligation of confidentiality shall not apply to information which: (i) is obtained by CUSTOMER from a third party without restrictions; (ii) is in the public domain; (iii) is independently developed by CUSTOMER; or (iv) is required to be disclosed by law or court order.

C.     Installation.

       As requested by CUSTOMER, CONSULTANT agrees to assist CUSTOMER, at no additional charge to CUSTOMER, with the installation of Release 0, the System Tool, and any enhancements or updates thereto for purposes of verification of acceptability during the period covered by this Schedule.

D.     Training.

       For Release 0, the System Tool, and any enhancements or updates thereto, CONSULTANT shall provide the following training services to
       CUSTOMER:

       1. As requested by CUSTOMER, on-site training, orientation and technical support (the "Training Services") sufficient to familiarize CUSTOMER personnel with the function and use of Release 0 and the System Tool, at no charge to CUSTOMER. Such Training Services shall include, but will not be limited to, familiarization with Release 0, the System Tool and any enhancements or updates thereto, from the application, technical and operational perspectives.

       2. Additional training or orientation shall be furnished, at CUSTOMER's request, at CONSULTANT's standard published charges then in effect for same, unless otherwise mutually agreed upon.





                                     III-2

E.     Further Assurances.

       CONSULTANT shall execute such further license agreements, maintenance agreements, instruments, or documents, and shall take such further actions, as may be reasonably necessary or desirable to confirm CUSTOMER's license to the Specifications, Release 0 and the System Tool and any enhancements or updates thereto.





                                     III-3

                                   EXHIBIT IV
                           TIME AND MATERIAL SCHEDULE

       A. CUSTOMER and CONSULTANT acknowledge and agree that charges for CONSULTANT personnel during the development and testing phases of the Specifications and Release 0 from April 1, 1995 to December 1, 1995 equal to $575,300.39, $391,550.39 of which has been paid by CUSTOMER and $183,750.00 of which shall be paid by CUSTOMER within 30 days of the execution of this Schedule. The parties acknowledge and agree that the charges set forth above represent all charges due and owing to CONSULTANT in connection with the Specifications, Release 0, the System Tool and any enhancements or updates thereto arising from April 1, 1995 to December 1, 1995.

       B. Commencing on December 1, 1995, CONSULTANT shall receive $15,000 per month for each member of the Core Team participating on a full-time dedicated basis during the requirements, specifications, design, coding and testing phases of the Specifications, Release 0 and System Tool; provided, however, CONSULTANT shall be paid on a pro rata basis for CONSULTANT personnel dedicated on a part-time basis.

       C. Commencing on December 1, 1995 reasonable, documented out-of-pocket expenses, which have been preapproved in writing by CUSTOMER, incurred by CONSULTANT for travel and/or living expenses while CONSULTANT personnel are travelling to or at CUSTOMER's facility shall be paid by CUSTOMER, which expenses shall not exceed $20,000 per month for CONSULTANT personnel in the aggregate and shall not exceed $250,000 in the aggregate.

       D. CONSULTANT shall receive $15,000 per month for each of the three CONSULTANT personnel dedicated to providing support and maintenance services on a full-time basis as set forth in Section 4.5.5 of the Schedule. Reasonable, documented out-of-pocket expenses, which have been preapproved in writing by CUSTOMER, incurred by CONSULTANT for travel and/or living expenses while CONSULTANT personnel are travelling to or at CUSTOMER's facility shall be paid by CUSTOMER, which expenses shall not exceed $5,000 per month for such personnel in the aggregate.

                                   EXHIBIT V
                            FORM OF ESCROW AGREEMENT

                                ESCROW AGREEMENT

                 THIS ESCROW AGREEMENT ("Escrow Agreement") dated as of February 6, 1996 by and among NEON SOFTWARE, INC., a corporation organized and existing under the laws of the State of Illinois, and having its principal offices at 7400 East Orchard Road, Suite 230, Englewood, CO 80111 (hereinafter the "Consultant"); MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, a corporation organized and existing under the laws of the State of Delaware and having its principal offices at World Financial Center, North Tower, New York, NY 10281 (hereinafter the "Customer"); and FORT KNOX ESCROW SERVICES, INC., organized and existing under the laws of the State of Georgia and having its principal offices at 3539A Church Street, Clarkston, GA 30021-1717 (hereinafter the "Escrow Agent").

                                   RECITALS:

                 A        Consultant and Customer have entered into a Master
Agreement for Professional Services dated as of March 1, 1995 and Fixed Price Schedule No. NTP501368 (the "Schedule") of the Master Agreement dated April 1, 1995 (the Master Agreement and the Schedule as the same may be amended or supplemented from time to time shall be referred to collectively herein as the "Master Agreement") pursuant to which Consultant has licensed to Customer Release 0, the System Tool and the Specifications, as defined in the Master Agreement, including improvements, enhancements and updates from time to time developed by Consultant, and such additional program changes as Customer may order from Consultant from time to time, and all documentation therefor developed by Consultant (hereinafter collectively referred to herein as the "Software").

                 B        It is the policy of Consultant not to disclose the
source codes and related documentation (hereinafter collectively referred to as the "Source Code") for the Software to its customers, except as provided in an applicable Escrow Agreement.

                 C        Consultant and Customer agree that upon the
occurrence of certain events described in Section 3(a) hereof, Customer shall be able to obtain the Source Code and all revisions, enhancements and Updates thereof, and accordingly Consultant agrees to deliver said Source Code to Escrow Agent. The Parties hereto intend this Agreement to be supplementary to the Master Agreement pursuant to 11 United States Bankruptcy Code, Section 365(n).

                 NOW, THEREFORE, in consideration of the mutual covenants exchanged herein and for other valuable consideration, the adequacy and receipt of which are hereby acknowledged, Consultant, Customer and Escrow Agent hereby agree as follows:

                                   AGREEMENT

                 1.       DEPOSITS

                 Escrow Agent, as a safekeeping (escrow) agent, agrees to accept from Consultant the Source Code and all Updates thereof as provided in Section (2) hereof. Promptly upon execution of this Agreement, Consultant will deposit into escrow a copy of the latest version of the Source Code. Escrow Agent will issue to Consultant a receipt for the Source Code upon delivery and will notify Customer of such deposit and of each subsequent deposit thereafter. The Source Code held by Escrow Agent shall remain the exclusive property of Consultant, and Escrow Agent shall not use the Source Code or disclose the same to any third party except as specifically provided for herein. Escrow Agent will hold the Source Code in safekeeping at its offices herein above indicated unless and until Escrow Agent receives notice pursuant to the terms of this Agreement that Escrow Agent is to deliver the Source Code to Customer or Consultant, in which case Escrow Agent shall deliver the Source Code to the party identified therein, subject, however, to the provisions of this Escrow Agreement.

                 2.       REPRESENTATIONS OF CONSULTANT TO CUSTOMER

                 Consultant represents and warrants to Customer that (i) the material delivered to Escrow Agent pursuant to this Escrow Agreement constitutes, and shall continue to constitute, a complete and accurate copy of the Source Code and documentation for the Software licensed to Customer pursuant to the Master Agreement; (ii) the Source

 Code delivered to Escrow Agent is in a form suitable for reproduction by computer and photocopy equipment, and consists of a full source code language statement of the program or programs comprising the Software and complete program maintenance documentation, including all flow charts, schematics and annotations which comprise the precoding detail design specifications and all other material necessary to allow a reasonably skilled third party programmer or analyst to maintain or enhance the Software and use the Specifications to develop middleware software without the help of any other person of reference to any other material; (iii) Consultant will promptly at each stage of development of the Software and the Specifications and upon the creation of any updates or enhancements to Release 0 supplement the escrow deposit delivered hereunder with all updates or other changes and all related documents so that the Source Code constitutes, at all times, a human-readable program for the current releases of the Software, so that the Specifications on deposit with the Escrow Agent are at all times consistent with their then current stage of development.

                 3.       NOTICE OF DEFAULT

                 (a) Consultant shall be deemed to be in default of its responsibilities to Customer if (i) Consultant fails, at any time, to correct any malfunction, defect or nonconformity in the Software which prevents such Software from functioning in accordance with the applicable specifications, documentation, performance criteria and other warranties and descriptions provided for in the Master Agreement, within ten (10) days after Customer's notification to Consultant specifying in reasonable detail in what respect the Software fails to conform; or (ii) Consultant fails to discharge any of its obligations with respect to the Software in accordance with the warranties or other standards for maintenance set forth in the Master Agreement and Schedule or any maintenance agreement from time to time in effect between Consultant and Customer, within ten (10) days after Customer's notification specifying in reasonable detail in what respects the Software is not properly being maintained; or (iii) the sale, assignment, or other transfer by Consultant, without the prior written consent of Customer, of such of Consultant's rights in the Software as would prevent Consultant from the discharge of its obligations with respect to the performance of the Software under the Master Agreement or the ability of Customer to use the Specifications to create middleware software or from the discharge of its maintenance obligations with respect to the Software unless such sale, assignment or transfer is expressly permitted by the provisions of the Master Agreement and Schedule; or (iv) Consultant becomes insolvent, makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, becomes, subject to any proceeding under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated its business voluntarily or otherwise; or (v) if at any time during the term of the Schedule, Rick Adam and/or Harold Piskiel ceases to play an active role in Consultant's development and testing of the Specifications, Release 0 and the System Tool and such lack of active involvement has not been cured in accordance with Section 13 of the Schedule. Customer shall give written notice (the "Notice of Default") to Escrow Agent of any default by Consultant. The Notice of Default shall, at a minimum (i) be labeled "Notice of Default", (ii) identify the Master Agreement and this Escrow Agreement, (iii) specify the nature of default, (iv) identify the Source Code with specificity, and (v) demand the delivery of the Source Code to Customer.

                 (b) Upon receipt of the Notice of Default, Escrow Agent shall immediately send a copy thereof to Consultant by express courier delivery or personal delivery. If Consultant desires to dispute the Notice of Default, Consultant shall, within five (5) days after the date of the Notice of Default, deliver to Escrow Agent a sworn statement (the "Affidavit") stating that no default has occurred, whereupon the provisions of Paragraph 5 hereof will become applicable. If Escrow Agent receives the Affidavit within said five (5) day period, Escrow Agent shall send a copy thereof to Customer by hand delivery or express courier (i.e. Federal Express) delivery, and Escrow Agent shall continue to hold the Source Code in accordance with this Escrow Agreement. If Escrow Agent does not receive the Affidavit within said five (5) day period, Escrow Agent is authorized and directed to deliver the Source Code to Customer.

                 (c) Upon any release to Customer of the Source Code in accordance with the terms of this Agreement, Customer shall be granted a license to use the Source Code in a manner limited to maintaining or modifying the Software as it deems necessary and to use the Specifications to create middleware software. Such license shall be subject to (i) Customer's obligations to any fees that are due and owing under the Master Agreement as of the pay effective date of termination and (ii) compliance by Customer with its covenants regarding confidentiality contained in the Schedule.

                 4. NOTICE OF TERMINATION

                 Upon the termination of Customer's right to use the Software, Consultant may obtain the return of the Source Code by furnishing written notice of the termination, agreed to by an authorized officer of Customer, whose signature has been notarized.

                 5.       DISPUTES; GOVERNING LAW

                 (a) In the event that Consultant files the Affidavit with Escrow Agent in the manner and within time period set forth in Paragraph 3(b) hereof, and Customer shall fail to agree that the Master Agreement has been terminated, Escrow Agent shall not release the Source Code to either party except in accordance with (i) an order of a court of law, or (ii) receipt of an agreement with the authorized and notarized signatures of authorized officers of both Consultant and Customer, authorizing the release of the Source Code to one of the parties hereto.

                 (b) Disputes arising under this Escrow Agreement shall be settled by a court of law in New York City, New York. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflicts of laws principles.

                 6. PAYMENTS TO ESCROW AGENT

                 As payment for its services rendered hereunder, Escrow Agent shall receive a one-time Initialization Fee of $765 and a Maintenance Fee of $900 per year to be paid by Consultant. Consultant shall also pay $150 for each additional update. Consultant shall also pay Escrow Agent any increases in fees imposed by Escrow Agent on an annual basis upon notice to Consultant. Escrow Agent shall promptly advise Customer of Consultant's failure to pay such fees in a timely manner. Customer shall have the right to pay Escrow Agent its fees, and may offset such fees against any other fees due and owing to Consultant under the Master Agreement or otherwise.

                 7. TERMINATION

                 The Escrow Agreement shall continue in effect until (i) the expiration of all outstanding Schedules of the Master Agreement or (ii) the termination of any disputes hereunder in accordance with Section 5 above.

                 8. WAIVER, AMENDMENT OR MODIFICATION; SEVERABILITY; ENTIRE
                    AGREEMENT

                 This Escrow Agreement shall not be waived, amended, or modified except by the written agreement of all of the parties hereto. Any invalidity, in whole or in part, of any provision of this Escrow Agreement shall not affect the validity of any other of its provisions. The parties hereto will substitute a new clause for the invalid, illegal or unenforceable clause of like economic intent and effect. This Escrow Agreement, together with the Master Agreement is the entire agreement between the parties hereto relating to the subject matter hereof.

                 9. NOTICES

                 Except as otherwise provided herein all notices required to be given hereunder shall be in writing and shall be given by certified registered mail, return receipt requested, or by personal delivery or express mail, to the parties at their respective address hereinabove written, or at such other address as shall be specified herein above in writing to all other parties.

                10. LIMITATIONS ON ESCROW AGENT'S RESPONSIBILITY AND LIABILITY

                 (a) Escrow Agent shall not be obligated or required to examine or inspect the Source Code, or any of the additions thereto. Escrow Agent's obligation for safekeeping shall be limited to providing the same degree of care for the Source Code as it maintains for its valuable documents and those of its clients lodged in the same location with appropriate atmospheric or other safeguards. However, the parties agree and acknowledge that Escrow Agent shall not be responsible for any loss or damage to any of the Source Code due to changes in such atmospheric conditions (including, but not limited to, failure of the air conditioning system), unless such changes are proximately caused by the gross negligence or malfeasance of Escrow Agent.

         (b) Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt or other paper or document furnished to it, not only in assuming its due execution and the validity and effectiveness of its provisions but also as to the truth and acceptability of any information therein contained, which it in good faith believes to be genuine and what it purports to be.

         (c) In no event shall Escrow Agent be liable for any act or failure to act under the provisions of this Agreement except where its acts are the result of its gross negligence or malfeasance. Escrow Agent shall not have duties except those which are expressly set forth herein, and it shall not be bound by any notice of a claim, or demand with respect thereto, or any waiver, modification, amendment, termination or recision of this Escrow Agreement, unless in writing and signed by both Customer and Consultant and, if its duties are affected, unless it shall have given its prior written consent thereto.

         (d) The parties to this Escrow Agreement hereby jointly and severally indemnify Escrow Agent against any loss, liability, or damage (other than any caused by the gross negligence or malfeasance of Escrow Agent), including reasonable costs of litigation and counsel fees, arising from and in connection with the performance of its duties under this Escrow Agreement.

             11. INSPECTION

             Customer shall have the right at any time to contact Escrow Agent for purposes of confirming the existence of the Source Code and documentation and all updates and enhancements thereto, and examining the Source Code and other items in escrow.

             12. SECTION 365(n) OF THE BANKRUPTCY CODE

             Consultant expressly acknowledges that this Escrow Agreement is supplementary to the Master Agreement pursuant to 11 United States Bankruptcy Code, Section 365(n).

             13. COUNTERPARTS

             This Agreement may be signed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the year and date first above written.

MERRILL LYNCH, PIERCE,
 FENNER & SMITH INCORPORATED

By /s/ THOMAS VESELY
  -------------------------------
  Name   Thomas Vesely
  Title: Vice President

NEON SOFTWARE, INC.

By /s/ ILLEGIBLE
  -------------------------------
  Name:  Illegible
  Title: CEO

FORT KNOX ESCROW SERVICES, INC.


By /s/ JANE L. ELLIOTT
  -------------------------------
  Name:  Jane L. Elliott
  Title: Sr. Account Manager